Exhibit 99.2

Q4 FY14 Question & Answer

June 26, 2014

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

•	Andy Capp’s

•	Bertolli

•	Reddi-wip

•	Ro*Tel

•	Slim Jim

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

• ACT II	• Hebrew National	• Marie Callender’s	• Snack Pack

• Banquet	• Healthy Choice	• Orville Redenbacher’s	• Swiss Miss

• Blue Bonnet	• Hunt’s	• PAM	• Van Camp’s

• Chef Boyardee	• Kid Cuisine	• PF Chang’s	• Wesson

• Crunch ’n Munch	• La Choy	• Parkay	• Wolf

• DAVID	• Libby’s	• Peter Pan

• Egg Beaters	• Manwich	• Rosarita

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods volume decreased 7%.

Commercial Foods volume increased 4%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $156 million (versus approximately $145 million in Q4 FY13).

5.	How much was total depreciation and amortization from continuing operations for the full fiscal year?

Approximately $603 million (versus approximately $443 million in FY13).

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $131 million (versus approximately $163 million in Q4 FY13).

7.	How much were capital expenditures from continuing operations for the full fiscal year?

Approximately $602 million (versus approximately $454 million in FY13)

8.	What was the net interest expense for the quarter?

Approximately $93 million (versus approximately $102 million in Q4 FY13); reflecting debt reduction.

9.	What was the net interest expense for the full fiscal year?

Approximately $379 million (versus approximately $276 million in FY13); the increase reflects the incremental interest related to the debt incurred to fund acquisitions, principally Ralcorp.

10.	What was Corporate expense for the quarter?

Unallocated Corporate amounts were $65 million of expense in the quarter and $181 million of expense in the year-ago period, as reported. After adjusting for $3 million of net expense in the current quarter, and $88 million of net expense in the year-ago period from items impacting comparability, current quarter expense of $62 million declined from $93 million in the year-ago period. The comparable decline largely reflects lower incentives, lower pension expense, and efficiency initiatives.

11.	How much did the company pay in dividends during the quarter?

Approximately $105 million (versus approximately $104 million in Q4 FY13), reflecting an increase in shares outstanding.

12.	How much did the company pay in dividends for the full fiscal year?

Approximately $421 million (versus approximately $401 million in FY13)

13.	What was the weighted average number of diluted shares outstanding for the quarter and full fiscal year (rounded)?

Approximately 422 million shares for the quarter; approximately 428 million shares for the full fiscal year.

14.	Did the company repurchase any shares during the quarter?

No, the company did not repurchase any shares during the quarter.

15.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q4 FY14
Total debt*	$8,994
Less: Cash on hand	$183

Net debt	$8,811

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

16.	What is the net debt to total capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 62%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. #15 for the components of net debt.

17.	How much were milling sales and comparable operating profits in fiscal 2014?

Sales were approximately $1.9 billion and operating profit was approximately $145 million.

18.	What is the projected tax rate for FY15?

The company expects the tax rate to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

19.	What are the projected capital expenditures for FY15?

Total capital expenditures for fiscal 2015 are projected to be approximately $600 million.

20.	What is the projected depreciation and amortization expense for FY15?

Total depreciation and amortization for fiscal 2015 is projected to be approximately $560 million.

21.	What is the expected net interest expense for FY15?

Net interest expense for fiscal 2015 is projected to be approximately $330 million.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions and are subject to certain risks, uncertainties and changes in circumstances that could cause actual results to differ materially from potential results discussed in the forward-looking statements. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp Holdings, Inc. (“Ralcorp”) and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the recently formed joint venture combining the flour milling businesses of ConAgra Foods, Cargill, Incorporated, and CHS Inc.; risks and uncertainties associated with intangible assets, including any future goodwill impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including the lead paint matter; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-savings initiatives, and innovation and marketing investments; the competitive environment; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.